Exhibit 10.2

THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR EXEMPT FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS.

LIQTECH INTERNATIONAL, INC.
PROMISSORY NOTE

$[ ]	June 22, 2022

Ballerup, Denmark

1.            Principal and Interest.

1.1    LiqTech International, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of [ ] (the “Holder”) the amount of $[ ], together with accrued and unpaid interest thereon (if any). This Promissory Note (the “Note”) shall not bear interest prior to the Maturity Date (as defined below); provided that, if (x) the Note is not repaid in full on or by the Maturity Date, or (y) if any Event of Default occurs which is continuing, in each case and without limiting any other remedies available to the Holder, the Note shall thereafter bear interest on the unpaid principal balance thereof at the rate of 10% per annum for the first month after the Maturity Date or after the occurrence of such Event of Default which is continuing (as applicable), and such rate shall increase by 1% on (I) in the case of clause (x) above, the 20th day of each month after the Maturity Date until the Note is repaid in full, or (II) in the case of clause (y) above, the corresponding day of the month for each month after the occurrence of such Event of Default (provided that, for any month in which there is not a day corresponding to the date on which such Event of Default occurred, then the corresponding day shall be the last day of such month) until such Event of Default has been cured, in each case, up to a maximum of 16% per annum (such interest, collectively, “Default Interest”). Default Interest, if any, will be (i) payable in cash monthly in arrears on the 20th day of each month beginning after the Maturity Date or the occurrence of the applicable Event of Default (as applicable) and (ii) computed on the basis of a 365-day year and actual days elapsed. This Note is one of two promissory notes (the “Notes”) issued pursuant to the Note and Warrant Purchase Agreement by and among the Company and certain investors, dated as of June 22, 2022, as it may be amended, restated, modified or supplemented from time to time (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.2    The outstanding amount on this Note shall be due and payable on June 20, 2024 (the “Maturity Date”). The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note. All payments in respect of this Note shall be in immediately available lawful money of the United States of America. All payments in respect of this Note shall be made unconditionally in full without any deduction, set off, counterclaim or other defense. If any scheduled payment date is not a business day such payment shall be made on the next succeeding business day. All payments (including without limitation pursuant to Section 2 or Section 3) shall (a) require the payment of accrued interest on the principal amount being paid and (b) shall be applied first, to the payment all accrued but unpaid interest in respect of principal amounts paid and second, to the remaining principal. Any amounts paid or repaid may not be reborrowed.

1.3    Upon exchange or repayment in full of this Note as provided herein, this Note shall be terminated and surrendered to the Company for cancellation.

2.            Prepayment. This Note may be prepaid by the Company at any time.

3.            Change of Control. In the event of a Change of Control, the outstanding principal amount of the Note, plus all accrued but unpaid interest, if any, shall become due and payable immediately prior to the closing of such Change of Control. For the purposes of this Note, “Change of Control” shall mean one or more related transactions of any of (a) an acquisition (whether by way of merger, share exchange, consolidation, business combination or similar transaction) by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, or by contract) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company sells, leases, licenses, conveys, transfers or otherwise disposes of all or substantially all of its assets to another Person.

4.            Events of Default

4.1    The occurrence of any one or more of the following shall constitute an “Event of Default”: (a) the Company fails to pay timely any of the principal amount of or any accrued interest or other amounts due under this Note on the date the same become due and payable; (b) the Company or any subsidiary of the Company that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (such subsidiary, a “Significant Subsidiary”), files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (c) default by the Company or a Significant Subsidiary with respect to any mortgage, indenture, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness in excess of $500,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness exists as of the date hereof or is thereafter created (i) constituting a failure to pay the principal or interest of any such indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) constituting a failure to perform or observe any condition, covenant or undertaking (or any other event shall occur or condition exists), if the effect of such failure, event or condition is to cause, or permit the holder or holders of such indebtedness to cause, such indebtedness to be declared due and payable prior to its stated maturity; (d) an involuntary petition is filed against the Company or a Significant Subsidiary (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company or a Significant Subsidiary; (e) the Company breaches any covenant or undertaking under this Note, or the Purchase Agreement that is not cured within ten (10) business days; (f) any representation or warranty made by the Company in this Note or the Purchase Agreement shall have been false, incorrect, in accurate, misleading or breached in any material respect; (g) one or more judgments, non-interlocutory orders, decrees or arbitration awards shall entered against any one or more of the Company or a Significant Subsidiary involving in the aggregate a liability of $500,000 or more (excluding amounts covered by independent third-party insurance to the extent the relevant insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of 30 days after entry therefor; (h) the Note at any time ceases to be in full force and effect, or the Company shall so assert in writing or disavow any of its obligations thereunder; or (i) the Company dissolves or terminates its business.

4.2     If an Event of Default shall have occurred,(i) Default Interest shall accrue on the outstanding amounts due hereunder until all such Events of Defaults have been cured and (ii) the Company shall, within five (5) business days of the occurrence of such an Event of Default, use all outstanding cash on the Company’s consolidated balance sheet to repay any amounts owing under the Notes, on a pro rata basis. If an Event of Default shall have occurred and shall be continuing, the Holder may at any time at its option (a) declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest and any other amounts owing hereunder, immediately due and payable, without presentment, demand, protest or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company; provided, that upon the occurrence of an Event of Default under clauses (b) or (d) of Section 4.1, the outstanding principal balance of this Note, together with accrued and unpaid interest and any other amounts owing hereunder, shall immediately and automatically become due and payable, and/or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note. If an Event of Default occurs and remains uncured (and has not otherwise been waived) for a period of six (6) months, and the Notes remain outstanding as of the date of expiry of such six (6)-month period, the Holders holding a majority of the principal amount outstanding under the Notes on such date shall be entitled to designate one (1) director to the Company’s board of directors, and if such Event of Default occurs and remains uncured for a period of twelve (12) months, and the Notes remain outstanding as of the date of expiry of such twelve (12) month period, the Holders holding a majority of the principal amount outstanding under the Notes on such date shall be entitled to designate two (2) directors to the Company’s board of directors. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right other remedy now or hereafter existing at law or in equity or by statute or otherwise.

5.            Assignment. This Note shall not be assignable by the Holder without the prior written consent of the Company; provided, that the Holder may assign this Note and all rights hereunder to an affiliate of the Holder without the prior written consent of the Company. This Note shall not be assignable by the Company without the prior written consent of the Holder and any such purported assignment shall be null and void. Subject to the foregoing restrictions, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Effective upon any such assignment, any party to whom such rights, interests and obligations were assigned by the Holder or the Company, as applicable, shall have all of the Holder’s or the Company’s, as applicable, rights, interests and obligations hereunder as if such party were the original Holder or Company, as applicable.

6.            Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

7.            Notices. All notices required or permitted hereunder shall be given as provided in the Purchase Agreement.

8.            Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Note shall be governed by and construed under the laws of the State of New York. With respect to any disputes arising out of or related to this Note, the parties consent to the exclusive jurisdiction of the New York County Supreme Court or, in the event that such court does not have jurisdiction over the dispute, to the federal district court of the Southern District of New York or to the courts of the State of New York TO THE FULLEST EXTENT PERMITTED BY LAW, THE HOLDER AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR OTHERWISE RELATING TO THIS NOTE, THE OBLIGATIONS HEREUNDER OR THE HOLDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

9.            Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note, the Company shall issue and deliver, in lieu of this Note, a new Note which shall carry the same rights to interest carried by this Note, stating that such new Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

10.          Tax. Any and all payments by the Company hereunder shall be made free and clear of and without deduction of any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority. The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of any applicable governmental authority which arise from any payment made hereunder.

11.          Usury. This Note is hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Holder hereunder exceed that permissible under applicable law. If at any time the performance of any provision of this Note involves a payment exceeding the limit that may be validly charged under applicable law, then the obligation to be performed shall be automatically reduced to such limit.

12.          Issue Date. The provisions of this Note shall be construed and shall be given effect in all respects as if this Note had been issued and delivered by the Company on the earlier of the date hereof or the date of issuance of any Note for which this Note is issued in replacement.

13.          Titles and Subtitles. The titles and subtitles used herein are used for convenience only and are not to be considered in construing or interpreting this Note.

14.          Delays. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

15.          Severability; Execution in Counterparts. If any provision of this Note is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Note may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

COMPANY: LIQTECH INTERNATIONAL, INC.

By
Name: Alexander Buehler Title: Interim Chief Executive Officer

Address: Industriparken 22C, 2750 Ballerup, Denmark

ACCEPTED AND AGREED TO:

HOLDER:

Print Name of Holder

By
Signature

Print Name (if signing on behalf of entity)

Title (if applicable)

LiqTech International, Inc.

Senior Promissory Note

Signature Page